Filed Pursuant to Rule 433

Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated October 25, 2007

Units 100% Principal Protected Notes	Expected Pricing Date November	, 2007
Linked to the Rogers International Commodity Index® — Excess	Settlement Date* November	, 2007
ReturnSM— Merrill Lynch Calculated and to the U.S. Dollar Index®	Maturity Date* November	, 2010
Due November , 2010 (the “Notes”)	CUSIP No.
$1,000 principal amount per unit
Term Sheet

Merrill Lynch & Co., Inc.

•       Long exposure to the Rogers International Commodity Index® — Excess ReturnSM— Merrill Lynch Calculated and short exposure to the U.S. Dollar Index®

•       130% to 155% participation rate

•       100% principal protection

•       A maturity of approximately 3 years

•       No periodic interest payments.

•       The Notes will not be listed on any securities exchange.

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together, the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement ROGRUSD-1.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Public offering price	$1000.00		$
Underwriting discount	$.00	**	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$1000.00		$

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in November or December, the settlement date may occur in November or December. Any reference in this term sheet to the month in which the settlement date will occur is subject to change as specified above.

“Jim Rogers,” “James Beeland Rogers Jr.”, “Rogers,” “Rogers International Commodity Index®—Excess ReturnSM,” “Rogers International Commodity Index®—Total ReturnSM,” and “RICI®—Excess Return” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license. The names Jim Rogers/James Beeland Rogers, Jr. are trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license.

U.S. Dollar Index® and USDX are trademarks and service marks of the IntercontinentalExchange, Inc., used under license.

**The Notes are being sold to a trust or other fee-based account, and thus no underwriting discount will be applied.

Merrill Lynch & Co.

November     , 2007

Summary

The 100% Principal Protected Notes Linked to the Rogers International Commodity Index® — Excess ReturnSM— Merrill Lynch Calculated and to the U.S. Dollar Index® Due November     , 2010 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. designed for investors who are seeking exposure to a long position (the “Long Commodity Component”) in the Rogers International Commodity Index®— Excess ReturnSM—Merrill Lynch Calculated (Bloomberg symbol “ROGRER <Index>“) (the “Commodity Component Index “) and a short position (the “Short Currency Component”) in the U.S. Dollar Index (Bloomberg symbol “DXY <Curncy>“) (the “Currency Component Index” and, together with the Commodity Component Index, the “Component Indices”) and who anticipate that the Composite Return (as defined in product supplement ROGRUSD-1) will be positive on the Valuation Date.

Terms of the Notes	Determining Payment at Maturity for the Notes

100% Principal Protected Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes assuming a Participation Rate of 142.50%, the midpoint of the range of 130% and 155%. The blue line reflects the hypothetical returns on the Notes, while the pink line reflects the return of a direct investment in a long position in the Commodity Component Index and a short position in the Currency Component Index.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Composite Return, Participation Rate and the term of your investment.

Hypothetical Payments at Maturity

Set forth below are six examples of Supplemental Redemption Amount calculations, assuming a hypothetical ROGRER Starting Value and a hypothetical DXY Starting Value based upon the levels of the Component Indices on October 23, 2007 and a Participation Rate of 142.50%, the midpoint of the range of 130% and 155%. For each Component Index, the following table sets forth the hypothetical starting value and the hypothetical closing level used to calculate the hypothetical Composite Return and the hypothetical payment at maturity in each of the examples below.

	Starting Value	Hypothetical Closing Levels
Component Index		Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Commodity Component Index	3,147.08	3,304.43	3,304.43	3,619.14	2,612.08	2,989.73	2,989.73
Currency Component Index	77.59	81.47	90.78	65.95	81.47	73.71	64.40

Composite Return		0%	-6%	15%	-11%	0%	6%

Payment at Maturity		$1,000.00	$1,000.00	$1,213.75	$1,000.00	$1,000.00	$1,085.50

Example 1—The value of each Component Index has increased by 5%:

Composite Return: 0%

Supplemental Redemption Amount (per unit): $0

Payment at Maturity (per unit): $1,000.00

Example 2—The value of the Commodity Component Index has increased by 5% and the value of the Currency Component Index has increased by 17%:

Composite Return: -6%

Supplemental Redemption Amount (per unit): $0 (the Supplemental Redemption Amount cannot be less than zero)

Payment at Maturity (per unit): $1,000.00

Example 3—The value of the Commodity Component Index has increased by 15% and the value of the Currency Component Index has decreased by 15%:

Composite Return: 15%

Supplemental Redemption Amount (per unit): $1,000 × 142.50% × 15% = $213.75

Payment at Maturity (per unit): $1,000 + $213.75 = $1,213.75

Example 4—The value of the Commodity Component Index has decreased by 17% and the value of the Currency Component Index has increased by 5%:

Composite Return: -11%

Supplemental Redemption Amount (per unit): $0 (the Supplemental Redemption Amount cannot be less than zero)

Payment at Maturity (per unit): $1,000.00

Example 5—The value of each Component Index has decreased by 5%

Composite Return: 0%

Supplemental Redemption Amount (per unit): $0

Payment at Maturity (per unit): $1,000.00

Example 6—The value of the Commodity Component Index has decreased by 5% and the value of the Currency Component Index has decreased by 17%:

Composite Return: 6%

Supplemental Redemption Amount (per unit): $1,000 × 142.50% × 6% = $85.50

Payment at Maturity (per unit): $1,000 + $85.50 = $1,085.50

100% Principal Protected Notes	TS-3

The following table illustrates for a range of hypothetical Composite Returns:

•	the percentage in the hypothetical Composite Return;
•	the total amount payable on the Maturity Date for each unit of the Notes;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•

the pretax annualized rate of return of a hypothetical investment in a long position in the commodity futures contracts included in the Commodity Component Index and a short position in the currencies included in the Currency Component Index.

This table assumes a Participation Rate of 142.50%, the midpoint of the range of 130% to 155%.

Hypothetical Composite Return	Total amount payable on the Maturity Date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of hypothetical direct investments (1)(2)
-30%	$1,000.00	0.00%	0.00%	-11.04%
-20%	$1,000.00	0.00%	0.00%	-7.10%
-10%	$1,000.00	0.00%	0.00%	-3.43%
0%	$1,000.00 (3)	0.00%	0.00%	0.00%
10%	$1,142.50	14.25%	4.49%	3.24%
20%	$1,285.00	28.50%	8.54%	6.31%
30%	$1,427.50	42.75%	12.22%	9.23%
40%	$1,570.00	57.00%	15.62%	12.03%
50%	$1,712.50	71.25%	18.76%	14.72%
60%	$1,855.00	85.50%	21.69%	17.30%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from October 26, 2007 to October 26, 2010, a term expected to be similar to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the value of a long position in the commodity futures included in the Commodity Component Index and a short position in the currencies included in the Currency Component Index that equals the hypothetical Composite Return;

(c)	no transaction fees or expenses.

(3)	The amount you receive on the Maturity Date will not be less than $1,000 per unit.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Composite Return, Participation Rate and the term of your investment.

100% Principal Protected Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	You may not earn a return on your investment.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluation of the merits of an investment linked to the Component Indices.

•

The long and short positions in the Commodity Component Index and the Currency Component Index, respectively, will have a substantial effect on the Composite Return, and in turn, the value of the Notes.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

•	The changes in the value of one Component Index position may offset the other.

•

The respective publishers of the Component Indices may adjust the Component Indices or any component of a Component Index in a way that affects its level, and these respective publishers have no obligation to consider your interests.

•

Ownership of the Notes does not entitle you to any rights with respect to any futures contracts or commodities tracked by the Commodity Component Index or the currencies tracked by the Currency Component Index.

•

While the level of the Rogers International Commodity Index—Excess Return (the “RICI—Excess Return Index”) may be calculated by a number of different entities, the Notes are linked to the Commodity Component Index, which is the RICI—Excess Return Index as calculated by an affiliate of ML&Co.

•	The Commodity Component Index is a rolling index.

•	The Notes include the risk of concentrated positions in one or more commodity sectors.

•	The composition of the Commodity Component Index is controlled by James B. Rogers (“Rogers”) and changes may affect the value of the Notes and the amount you receive on the maturity date.

•	The Notes are not regulated by the CFTC.

•	Trading in the ROGRER Index Components (as defined in product supplement ROGRUSD-1) can be volatile based on a number of factors that we cannot control.

•	Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the Notes.

•	The return on the Notes will not be adjusted for changes in exchange rates that might affect the future contracts underlying the Commodity Component Index.

•	The Commodity Component Index will include futures contracts on foreign exchanges that may be less regulated than U.S. markets.

•	The Notes are linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch Calculated, not the Rogers International Commodity Index®—Total ReturnSM.

•	The return on your Notes depends on the values of the DXY Index Components (as defined in product supplement ROGRUSD-1), which are affected by many complex factors outside of our control.

•	Even though currency trades around-the-clock, your Notes will not, and the prevailing market prices for your Notes may not reflect the underlying currency prices and rates.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Amounts payable on the Notes may be limited by state law.

•

Trading in the ROGRER Index Commodities (as defined in product supplement ROGRUSD-1), ROGRER Index Components and options on ROGRER Index Commodities and ROGRER Index Components by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise

•	You should consider the tax consequences

100% Principal Protected Notes	TS-5

Investor Considerations

You may wish to consider an investment in the Notes if:

•

You anticipate that the Composite Return, based on a long position in the Commodity Component Index and a short position in the Currency Component Index, will be sufficiently high enough on the Valuation Date to provide you with your desired return.

•	You accept that the Supplemental Redemption Amount may be zero if the Composite Return is zero or negative on the Valuation Date.

•	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•

You want exposure to the Component Indicies with no expectation of any rights with respect to any futures contracts or commodities included in or tracked by the Commodity Component Index or currencies tracked by the Currency Component Index.

•	You are willing to accept that a trading market for the Notes is not expected to develop.

The Notes may not be appropriate investments for you if:

•

You anticipate that the Composite Return will be negative or zero on the Valuation Date or that the Composite Return will not be sufficiently high enough on the Valuation Date to provide you with your desired return.

•	You seek an investment that provides a guaranteed redemption amount above the principal.

•	You seek interest payments or other current income on your investment.

•	You want to receive rights with respect to any futures contracts or commodities included in or tracked by the Commodity Component Index or currencies tracked by the Currency Component Index.

•	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to Merrill Lynch acting as principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

100% Principal Protected Notes	TS-6

Composite Return

Hypothetical Historical Data on the Composite Return

While historical information on the Composite Return will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end levels of the Composite Return from January 2002 through September 2007 based upon historical levels for each Component Index. Each data point represents the Composite Return assuming the Note was priced three years earlier (a term expected to be similar to that of the Notes.) This hypothetical historical data on the Composite Return is not necessarily indicative of the future Composite Return or what the value of the Notes may be. Any historical upward or downward trend in the Composite Return during any period set forth below is not an indication that the Composite Return is more or less likely to increase or decrease at any time over the term of the Notes.

The Component Indices

The Commodity Component Index

All disclosures contained in this term sheet regarding the Commodity Component Index including its make-up, method of calculation and how components may be changed, are derived from information prepared by Beeland Interests, Inc. (“Beeland”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information.

The RICI—Excess Return Index is a composite U.S. dollar-based index that is designed by James B. Rogers (“Rogers”). The RICI—Excess Return Index represents the value of a basket of commodities consumed in the global economy (the “Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts, each of which is valued as part of a fixed-weight portfolio (the “RICI Index Components”). The selection and weighting of the portfolio that comprise the RICI—Excess Return Index is reviewed by Rogers not less than annually, and weights are assigned in the December preceding the start of each year. ML&Co. is not affiliated with Rogers and did not participate in designing the RICI—Excess Return Index. The Commodity Component Index represents the level of the RICI — Excess Return Index as calculated by an affiliate of ML&Co. The Commodity Component Index is published on Bloomberg under the symbol “ROGRER <Index>“. Levels of the RICI — Excess Return Index as calculated by these other entities have other reference names and are published on Bloomberg under other symbols. The Notes are linked solely to the level of the Commodity Component Index, that is, the level of the RICI — Excess Return Index as calculated by a ML&Co. affiliate, and not by any other entity.

References in this term sheet to the “Commodity Component Index” are to the Rogers International Commodity Index® — Excess ReturnSM — Merrill Lynch Calculated. All references to the “RICI — Excess Return Index” are to the Rogers International Commodity Index® — Excess ReturnSM which may be calculated by a number of different entities.

For more specific information about the RICI—Excess Return Index, please see the section entitled “The Commodity Component Index” in product supplement ROGRUSD-1.

The following graph sets forth the historical performance of the RICI—Excess Return Index in the period from January 2002 through September 2007 obtained from Bloomberg (Bloomberg index symbol “RICIGLER”). This historical data on the RICI — Excess Return Index is not necessarily indicative of the future performance of the ROGRER Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the RICI—Excess Return Index during any period set forth below is not an indication that the Commodity Component Index is more or less likely to increase or decrease at any time over the term of the Notes. On October 23, 2007, the closing level of the Commodity Component Index was 3,147.08.

100% Principal Protected Notes	TS-7

100% Principal Protected Notes	TS-8

The Currency Component Index

All disclosures contained in this term sheet regarding the Currency Component Index including its make-up, method of calculation and how components may be changed, are derived from information prepared by the IntercontinentalExchange, Inc. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of such information.

The Currency Component Index measures the exchange rates between the U.S. dollar and six major world currencies to provide a general indication of the international value of the U.S. dollar. As of the date of this term sheet, the 18 countries (the 13 countries of the Eurozone, Japan, the United Kingdom, Canada, Sweden and Switzerland) whose currencies are used to calculate the level of the Index are the markets for the bulk of the United States’ international trade and have well-developed foreign exchange markets with exchange rates freely determined by the market participants.

The following graph sets forth the historical performance of the Currency Component Index in the period from January 2002 through September 2007. This historical data on the Currency Component Index is not necessarily indicative of the future performance of the Currency Component Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Currency Component Index during any period set forth below is not an indication that the Currency Component Index is more or less likely to increase or decrease at any time over the term of the Notes. On October 23, 2007, the closing level of the Currency Component Index was 77.59.

100% Principal Protected Notes	TS-9

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ROGRUSD-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement ROGRUSD-1.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the Notes. The following summary assumes that the Notes will be treated as debt instruments of ML&Co. for United States federal income tax purposes.

Interest Accruals. Each year, a U.S. Holder will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though such U.S. Holder will not receive any payments until the maturity date. We will have determined this estimated yield, in accordance with the CPDI Regulations, solely in order for a U.S. Holder to calculate the amount of taxes that such U.S. Holder will owe each year as a result of owning a Note. This estimated yield will not be either a prediction or a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Sale or Exchange of the Notes. Upon the sale or exchange of a Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder’s adjusted tax basis in the Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Note). In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) may be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Hypothetical Table. The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Note during each accrual period over an assumed term of approximately three years for the Notes based upon a hypothetical projected payment schedule for the Notes (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 4.639% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of illustrating the application of the CPDI Regulations to the Notes as if the Notes had been issued on October 22, 2007 and were scheduled to mature on October 22, 2010. The following table is for illustrative purposes only. The actual projected payment schedule for the Notes (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.’s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the Notes (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final Term Sheet delivered to investors in connection with the initial sale of the Notes.

Accrual Period	Interest deemed to accrue on the Notes during accrual period (per Note)	Total interest deemed to have accrued on the Notes as of end of accrual period (per Note)
October 22, 2007 through April 22, 2008	$23.2593	$23.2593
April 23, 2008 through October 22, 2008	$23.7345	$46.9938
October 23, 2008 through April 22, 2009	$24.2850	$71.2788
April 23, 2009 through October 22, 2009	$24.8483	$96.1271
October 23, 2009 through April 22, 2010	$25.4247	$121.5518
April 23, 2010 through October 22, 2010	$26.0144	$147.5662

Hypothetical Projected Supplemental Redemption Amount = $147.5662 per Note.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the heading “United States Federal Income Taxation” in the accompanying product supplement ROGRUSD-1.

100% Principal Protected Notes	TS-10

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from ML&Co.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006 and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

100% Principal Protected Notes	TS-11

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risk not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ROGRUSD-1 dated October 25, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507225967/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

100% Principal Protected Notes	TS-12